NEWS RELEASE                                                        Exhibit 99.1

Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
-------------------------------------------------------------------------------
                                                      For Release:  Immediately
                                                      Date:  February 27, 2007
                                                      Contact:Mr. Clemente Teng
                                                      (818) 244-8080

   PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

GLENDALE, CALIFORNIA - Public Storage, Inc. (NYSE:PSA) announced today operating results for the fourth quarter and year ended December 31, 2006.

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2006:
----------------------------------------------------------

Net loss for the three months ended December 31, 2006 was $10,233,000 compared to net income of $123,372,000 for the same period in 2005, representing a decrease of $133,605,000. This decrease is primarily due to the temporary impact of certain items related to our merger with Shurgard Storage Centers, Inc.
("Shurgard"). During the three months ended December 31, 2006, we incurred amortization expense totaling $125 million due to the amortization of certain intangible assets acquired in the merger and approximately $24 million in merger integration expenses.

The negative impacts to our net income from the above mentioned items were partially offset by improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities, as well as continued growth in our recently acquired self-storage facilities including the facilities acquired in the merger with Shurgard.

Our Same Store net operating income, before depreciation expense, increased by approximately $4,201,000 to $146,600,000, or 3.0%, as a result of a 3.4%
improvement in revenues partially offset by a 4.3% increase in cost of operations. In order to increase the overall domestic portfolio occupancy, which included the facilities acquired in the merger with Shurgard, up to levels we have consistently achieved over the last couple of years, we significantly expanded our media programs and we were aggressive with our pricing and promotional discount programs. Aggregate net operating income for our newly developed and recently expanded and acquired facilities (other than the Shurgard facilities) increased by approximately $5,743,000 to $30,468,000. This increase was largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. For those facilities that were acquired in the Shurgard merger in August 2006, net operating income was approximately $74,685,000 for the quarter ended December 31, 2006.

For the three months ended December 31, 2006, we had a net loss allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) of $80,401,000 or $0.48 per common share on a diluted basis compared to net income allocable to common shareholders of $65,651,000 or $0.51 per common share on a diluted basis for the same period in 2005, representing a decrease of $146,052,000 or $0.99 per diluted common share. The decreases in net income allocable to common shareholders on an aggregate and per-share basis are due primarily to the impact of the factors described above, combined with an increase in income allocated to preferred shareholders, as described below.

For the three months ended December 31, 2006 and 2005, we allocated $54,964,000 and $46,731,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. In connection with the redemption of preferred securities, we also allocated additional income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $9,850,000 (or $0.06 per diluted common share) for the three months ended December 31, 2006, and $5,634,000 (or $0.04 per diluted common share) for the same period in 2005.

Weighted average diluted shares increased to 169,063,000 for the three months ended December 31, 2006 from 128,743,000 for the three months ended December 31, 2005. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, which are included in our weighted average shares from August 22, 2006 through December 31, 2006.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2006:
-------------------------------------------------------

Net income for the year ended December 31, 2006 was $314,026,000 compared to $456,393,000 for the same period in 2005, representing a decrease of $142,367,000, or 31%. This decrease is primarily due to the temporary impact of certain items related to our merger with Shurgard. During the year ended December 31, 2006, we incurred amortization expense totaling $176 million due to the amortization of certain intangible assets acquired in the merger and approximately $44 million in merger integration expenses.

These items were partially offset by improved operations from our Same Store, newly developed and acquired self-storage facilities (including the facilities acquired from Shurgard), reduced minority interest in income and higher interest income.

Same Store net operating income, before depreciation expense, increased by $28,104,000 to $575,152,000, or 5.1%, as a result of a 5.1% improvement in revenues partially offset by a 4.9% increase in cost of operations. Aggregate net operating income for our newly developed, acquired and expansion self-storage facilities (excluding the Shurgard facilities) increased by approximately $30,725,000 to $114,458,000 largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. We earned an aggregate of $110,048,000 in net operating income with respect to the facilities acquired from Shurgard, reflecting their operating results from the date of the merger August 22, 2006, through December 31, 2006. Minority interest in income declined due to the acquisition of minority interests that occurred in 2005. Interest income increased in the year ended December 31, 2006 as a result of earning higher interest rates on invested cash balances, combined with higher average cash balances invested in interest-bearing accounts as compared to the same period in 2005.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $46,891,000 or $0.33 per common share on a diluted basis for the year ended December 31, 2006 compared to $254,395,000 or $1.97 per common share on a diluted basis for the same period in 2005, representing a decrease of $1.64 per common share, or a decrease of 83%. The decreases in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, in addition to increased income allocated to preferred shareholders, described below.

For the year ended December 31, 2006 and 2005, we allocated $214,218,000 and $173,017,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities. In connection with the redemption of preferred securities, we also recorded allocations of income to our preferred shareholders with respect to the application of EITF Topic D-42 totaling $31,493,000 (or $0.22 per diluted common share) and $7,538,000 (or $0.06 per diluted common share) for the years ended December 31, 2006 and 2005, respectively.

Weighted average diluted shares increased to 143,715,000 for year ended December 31, 2006 from 128,819,000 for the year ended December 31, 2005. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, which are included in our weighted average shares from August 22, 2006 through December 31, 2006.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended December 31, 2006, funds from operations ("FFO") decreased to $0.89 per common share on a diluted basis as compared to $0.96 per common share for the same period in 2005, representing a decrease of $0.07 per common share, or 7.3%. For the year ended December 31, 2006, FFO decreased to $3.57 per common share on a diluted basis as compared to $3.61 per common share for 2005, representing a decrease of $0.04 per common share, or 1.1%.

For the three months and year ended December 31, 2006 and 2005, FFO has been impacted as a result of (i) costs and expenses incurred in connection with the merger with Shurgard totaling approximately $24 million and $44 million for the three months and year ended December 31, 2006, respectively, (ii) net income from derivative instruments and foreign exchange gains aggregating approximately $4 million for the three months and year ended December 31, 2006, (iii) development costs that were expensed with respect to terminated projects totaling $1 million and $10 million for the three months and year ended December 31, 2006, respectively, (iv) contract termination fees of $2 million for year ended December 31, 2006, (v) losses incurred in our tenant reinsurance business and property casualty losses as a result of the impact from hurricanes totaling $2 million and $3 million for the three months and year ended December 31, 2005,
(vi) the impact of a gain on the sale, in the year ended December 31, 2005, of non-real estate assets previously used by our containerized storage business totaling $1.1 million, (vii) the impact of a $1.0 million impairment charge on a discontinued self-storage facility recorded during the three months ended December 31, 2006 and (viii) the application of EITF Topic D-42 in connection with the redemption of our preferred securities and our pro-rata share of EITF Topic D-42 for PS Business Parks, Inc. ($10.6 million and $5.6 million for the three months ended December 31, 2006 and 2005, respectively and $33.6 million and $8.5 million for the year ended December 31, 2006 and 2005, respectively).

The following table provides a summary of the impact of these items that have occurred during the three months and year ended December 31, 2006 and 2005:


                                                      Three Months Ended December 31,          Year Ended December 31,
                                                    ------------------------------------ -----------------------------------
                                                                             Percentage                           Percentage
                                                       2006        2005        Change       2006        2005        Change
                                                    ------------ ----------- ----------- ----------  ----------- -----------

FFO per common share prior to adjustments for
   the following items.........................       $  1.08     $    1.02     5.9%      $  4.17     $   3.69       13.0%


Costs and expenses incurred in connection with
   the merger with Shurgard....................         (0.14)            -                 (0.30)           -
Foreign exchange and derivative gain...........          0.03                                0.03
Cancellation of development projects...........         (0.01)            -                 (0.07)           -

Contract termination costs.....................             -             -                 (0.02)           -
Tenant insurance claims expense and casualty
   losses from hurricane.......................             -         (0.02)                    -        (0.02)
Gain on sale of non-real estate assets
   previously used by our containerized storage
   business....................................             -             -                     -         0.01
Impairment charge on discontinued self-storage
   facility....................................         (0.01)            -                  (0.01)          -
Application of EITF Topic D-42 in connection
   with the redemption of our preferred
   securities and our equity share of PS
   Business Parks Inc.'s charges...............         (0.06)        (0.04)                 (0.23)      (0.07)
                                                    ------------ -----------             ----------  -----------
FFO per common share, as reported .............       $  0.89     $    0.96    (7.3)%     $  3.57     $   3.61        (1.1)%
                                                    ============ =========== =========== ==========  =========== ===========


FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of December 31, 2006, our "Same Store" portfolio consists of 1,266 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2004, 2005 and 2006.

The Same Store facilities contain approximately 73.9 million net rentable square feet, representing approximately 59% of the aggregate net rentable square feet in the United States of our consolidated self-storage portfolio at December 31, 2006. The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:



SELECTED OPERATING DATA FOR THE SAME STORE
------------------------------------------
FACILITIES (1,266 FACILITIES):                             Three Months Ended December 31,               Year Ended December 31,
------------------------------                             -------------------------------              ------------------------
                                                                                    Percentage                            Percentage
                                                           2006          2005         Change         2006        2005       Change
                                                        -----------   ----------      ------      -----------   ---------   ------
                                                                  (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................     $  205,648    $  198,988        3.3%      $  821,204    $ 782,076       5.0%
    Late charges and administrative fees collected          9,682         9,284        4.3%          38,572       36,302       6.3%
                                                       -----------   ----------      ------      -----------   ---------     ------
    Total revenues (a)............................        215,330       208,272        3.4%         859,776      818,378       5.1%

Cost of operations (excluding depreciation):
    Property taxes ...............................         17,767        17,025         4.4%         78,152       74,931       4.3%
    Payroll expense...............................         20,995        20,193         4.0%         86,919       82,468       5.4%
    Advertising and promotion.....................          7,217         5,830        23.8%         25,194       23,862       5.6%
    Utilities.....................................          4,547         4,289         6.0%         18,822       17,426       8.0%
    Repairs and maintenance.......................          7,249         6,893         5.2%         27,980       26,237       6.6%
    Telephone reservation center..................          1,826         1,927       (5.2)%          7,932        7,960     (0.4)%
    Property insurance............................          1,058         1,945      (45.6)%          8,937        8,125      10.0%
    Other costs of management.....................          8,071         7,771         3.9%         30,688       30,321       1.2%
                                                       -----------   ----------       ------      -----------  ---------     ------
  Total cost of operations (a)....................         68,730        65,873         4.3%        284,624      271,330       4.9%
                                                       -----------   ----------       ------      -----------  ---------     ------

Net operating income (before depreciation) (b)....        146,600       142,399         3.0%        575,152      547,048       5.1%
Depreciation expense..............................        (38,197)      (41,122)      (7.1)%       (150,487)    (156,832)    (4.0)%
                                                       -----------   ----------       ------      -----------   ---------    ------

Operating income..................................     $  108,403   $   101,277         7.0%     $  424,665     $ 390,216       8.8%
                                                       ===========   ==========       ======      ===========   =========    ======

Gross margin (before depreciation)................          68.1%        68.4%       (0.4)%          66.9%           66.8%      0.1%
Weighted average for the period:
  Square foot occupancy (c).......................          89.8%        90.5%       (0.8)%          90.9%           91.1%    (0.2)%
  Realized  annual rent per occupied  square foot(d)(f)$    12.39   $    11.89         4.2%     $    12.22      $    11.61      5.3%
  REVPAF (e) (f)..................................     $    11.12   $    10.76         3.3%     $    11.11      $    10.58      5.0%

Weighted average at December 31:
  Square foot occupancy...........................                                                   89.4%           89.8%    (0.4)%
  In place annual rent per occupied square foot (g)                                             $    13.32      $    12.86      3.6%
Total net rentable square feet (in thousands).....                                                  73,946          73,946        -

a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.
                                       4

g)   In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to our Same Store facilities:


                                                                     Three Months Ended
                                                 ----------------------------------------------------------
                                                 March 31        June 30       September 30     December 31     Full Year
                                                 --------        -------       ------------     -----------     ---------

Total revenues (in 000's):
  2005.....................................    $    198,059     $  203,302       $  208,745     $  208,272       $ 818,378
  2006.....................................    $    208,228     $  214,832       $  221,386     $  215,330       $ 859,776

Total cost of operations (excluding
depreciation expense) (in 000's):
  2005.....................................    $     69,991     $   67,736       $   67,730     $   65,873       $ 271,330
  2006.....................................    $     72,030     $   72,749       $   71,115     $   68,730       $ 284,624

Property taxes (in 000's):
  2005.....................................    $     19,931     $   18,402       $   19,573     $   17,025       $  74,931
  2006.....................................    $     20,663     $   19,346       $   20,376     $   17,767       $  78,152

Media advertising expense (in 000's):
  2005.....................................    $      3,588     $    2,955       $    2,314     $    2,141       $  10,998
  2006.....................................    $      3,978     $    2,611       $    1,002     $    3,684       $  11,275

Other advertising and promotion expense (in 000's):
  2005.....................................    $      2,382     $    3,859       $    2,934     $    3,689       $  12,864
  2006.....................................    $      2,701     $    4,105       $    3,580     $    3,533       $  13,919

REVPAF:
  2005.....................................    $      10.25     $    10.52       $    10.77     $    10.76       $   10.58
  2006.....................................    $      10.77     $    11.10       $    11.43     $    11.12       $   11.11

Weighted average realized annual rent per
occupied square foot for the period:
  2005.....................................    $      11.41     $    11.42       $    11.75     $    11.89       $   11.61
  2006.....................................    $      11.94     $    12.05       $    12.50     $    12.39       $   12.22

Weighted average square foot occupancy
levels for the period:
  2005.....................................           89.9%          92.1%            91.7%          90.5%           91.1%
  2006.....................................           90.2%          92.1%            91.4%          89.8%           90.9%


MERGER WITH SHURGARD:
---------------------

On August 22, 2006, we completed the merger with Shurgard Storage Centers, Inc. Pursuant to the terms of the merger, we issued approximately 38.9 million shares of Public Storage common stock to holders of Shurgard's common stock and assumed Shurgard's debt of approximately $2.0 billion. In addition, pursuant to the merger, we issued approximately 1.9 million Public Storage stock options to former holders of Shurgard stock options. Approximately 1.8 million of these stock options were exercised through December 31, 2006, resulting in aggregate exercise proceeds totaling approximately $78.1 million.

Immediately after the close of the merger, we repaid outstanding borrowings with respect to Shurgard's bank credit facility and certain variable rate mortgage notes totaling approximately $671 million. In addition, all of Shurgard's outstanding preferred stock (approximately $138 million) was redeemed just prior to the close of the merger.

Included in general and administrative expense are costs related to the merger, as well as expenditures in planning and completing the integration of the two companies of approximately $24 million and $44 million for the three months ended and year ended December 31, 2006, respectively. Shurgard's corporate staff has been reduced from about 150 to 20 as of February 15, 2007, with the remaining corporate staff expected to terminate by April 30, 2007.

We expect to incur additional integration costs for accounting, payroll processing, tax and financial reporting, as well as the complete shut down of the Seattle office and transfer of computer hardware to our third party provider. We will also continue to simplify our European operations. We expect these costs to be less than $5 million through June 30, 2007.

SHURGARD EUROPE:
----------------

On January 2, 2007, we repaid all of the notes, $433 million (325 million euros), that encumbered 102 of our wholly-owned European facilities. To fund the repayment of these notes, we obtained a $300 million bridge loan from a U.S. commercial bank, which was fully drawn at December 31, 2006, together with borrowings of approximately $60 million under our existing revolving credit agreement and cash on hand. In early January 2007, borrowings on both the bridge loan and revolving credit facility were repaid in full with the proceeds from the issuance of preferred securities. In connection with the repayment of the debt, we also terminated the related European currency and interest rate hedges.

We own a 20% interest in two joint ventures which collectively own 63 European properties with 3,108,000 net rentable square feet. The two ventures collectively had approximately $290 million of outstanding debt at December 31, 2006, which is included in our consolidated financial statements. At December 31, 2006, the joint venture had eight facilities under construction (389,000 net rentable square feet), with total estimated costs of approximately $78.5 million, of which approximately $42 million had been incurred as of December 31, 2006. The development of these facilities is subject to various risks and contingencies. In January 2007, we submitted to arbitration whether we are entitled to exercise an early "exit procedure" and terminate the joint ventures and to purchase the joint venture partner's interests, after being unable to reach a mutually satisfactory agreement with our joint venture partner.

During the fourth quarter of 2006, we completed the development of six facilities consisting of two in Belgium and two in France and one each in Sweden and the United Kingdom at a total cost of $46.1 million, adding 299,000 net rentable square feet to the portfolio.

We are evaluating various financing alternatives to position Shurgard Europe for long-term, sustained growth, including a possible initial public offering in Europe.

DEVELOPMENT AND ASSET ACQUISITION AND DISPOSITION ACTIVITIES IN THE U.S.:
-------------------------------------------------------------------------

During the fourth quarter of 2006, in the United States we completed two development facilities at a total cost of $17.8 million, adding 158,500 of net rentable square feet, and nine expansion facilities at a total cost of $25.3 million, adding 312,000 net rentable square feet. During the year ended December 31, 2006, in the United States we completed 5 development facilities at a total cost of $115.0 million, adding 440,000 net rentable square feet and various expansion projects at a total cost of $46.1 million, adding 520,000 net rentable square feet.

At December 31, 2006, we had 48 projects in the United States that were either under construction or were expected to begin construction generally within the next year, comprised of 45 projects (1,980,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $174.5 million, and three projects (276,000 net rentable square feet) to convert space at former containerized storage facilities into self-storage space for a total estimated cost of $13.1 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

We are under contract to purchase a self-storage facility in Honolulu, Hawaii with an aggregate of 79,000 net rentable square feet, for approximately $23 million. Acquisition of this facility is subject to contingencies.

During October 2006, we acquired for $1.5 million in cash the remaining interests, that we did not previously own, in a partnership that owned a self-storage facility. The partnership was originally formed by Shurgard.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On October 20, 2006, we issued 9,200,000 depositary shares, each representing 1/1,000 of a share of our 6.75% Cumulative Preferred Stock, Series L, for aggregate gross proceeds of $230 million.

On October 31, 2006, we redeemed our 7.875% Series S Preferred Stock for $144 million, plus accrued and unpaid dividends. The Series S was called for redemption in September 2006.

On January 9, 2007, we issued 20,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.625% Cumulative Preferred Stock, Series M, for aggregate gross proceeds of $500 million. The net proceeds from this offering were used to fund the redemption of preferred securities along with repaying a $300 million bridge loan.

On January 18, 2007, we redeemed our 7.625% Series T Preferred Stock for $152 million, plus accrued and unpaid dividends. The Series T was called for redemption in December 2006.

On February 20, 2007, we redeemed our 7.625% Series U Preferred Stock for $150 million, plus accrued and unpaid dividends. The Series U was called for redemption in December 2006.

SHARE REPURCHASES:
------------------

Our Board of Directors has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through February 28, 2007, we have repurchased a total of 22,201,720 shares (none from January 1, 2006 through February 28, 2007) of common stock at an aggregate cost of approximately $567.2 million.

DISTRIBUTIONS DECLARED:
-----------------------

On February 26, 2007 the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on March 29, 2007 to shareholders of record as of March 15, 2007.

FOURTH QUARTER CONFERENCE CALL:
-------------------------------

A conference  call is scheduled  for  Wednesday,  February 28, 2007 at 9:00 a.m.
(PST) to discuss the fourth quarter and year end December 31, 2006 earnings results. The participant toll free number is (866) 406-5408 (conference ID number 8397271). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 8397271). A replay of the conference call may be accessed through March 15, 2007 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 8397271.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven European nations. At December 31, 2006, the Company had interests in 2,003 storage facilities with approximately 125 million net rentable square feet in the United States and 166 storage facilities with approximately 9 million net rentable square feet in Europe.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and in the definitive joint proxy statement/prospectus filed as part of the Form S-4 registration statement filed in connection with our acquisition of Shurgard, and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the merger with Shurgard including difficulties that may be encountered in completing the integration of Public Storage and Shurgard, the impact of the merger on occupancy and rental rates, the inability to realize or delays in realizing expected results from the merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept; difficulties in raising capital at reasonable rates; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.



                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                                                                 Three Months Ended                 Year Ended
                                                                    December 31,                   December 31,
                                                             ----------------------------  -----------------------------
                                                                2006            2005            2006             2005
                                                             ------------   -------------  ------------     -------------
                                                                    (Amounts in thousands, except per share data)
REVENUES:
    Self-storage rental income..........................    $   397,529     $   245,541   $   1,239,949      $   951,370
    Ancillary operations................................         32,362          22,429         109,907           92,230
    Interest and other income...........................          4,026           5,443          31,799           16,447
                                                             ------------   -------------  ------------     -------------
                                                                433,917         273,413       1,381,655        1,060,047
                                                             ------------   -------------  ------------     -------------
EXPENSES:
    Cost of operations:
      Self-storage facilities ..........................        142,911          78,417         429,196          320,589
      Ancillary operations .............................         20,089          12,558          71,364           57,712
    Depreciation and amortization (a)...................        225,901          52,220         437,984          196,232
    General and administrative..........................         34,665           4,225          84,661           21,115
    Interest expense....................................         20,310           2,288          33,062            8,216
                                                             ------------   -------------  ------------     -------------
                                                                443,876         149,708       1,056,267          603,864
                                                             ------------   -------------  ------------     -------------
 Income (loss) from continuing operations before casualty loss from hurricane, gain on disposition of real estate assets,
 equity in earnings of real estate entities, foreign currency exchange gain, income from derivatives and minority
 interest in income.....................................         (9,959)        123,705         325,388          456,183
Casualty loss from hurricane............................              -          (1,721)              -           (1,917)
Gain on disposition of real estate assets...............            955           3,188           2,177            3,099
Equity in earnings of real estate entities .............          2,687           4,501          11,895           24,883
Foreign currency exchange gain..........................            508               -             336                -
Income from derivatives, net (b)........................          3,894               -           3,926                -
MINORITY INTEREST IN INCOME:
 Allocable to preferred minority interests:
    Based upon ongoing distributions (c)................         (5,403)         (3,591)        (19,055)         (16,147)
    Special  distribution  and EITF Topic D-42  allocation
     (c)................................................              -               -               -             (874)
 Other partnership interests ...........................         (2,003)         (2,705)        (12,828)         (15,630)
                                                             ------------   -------------  ------------     -------------
Income (loss) from continuing operations................         (9,321)        123,377         311,839          449,597
    Cumulative effect of change in accounting principle.              -               -             578                -
    Discontinued operations (d).........................           (912)             (5)          1,609            6,796
                                                             ------------   -------------  ------------     -------------

NET INCOME (LOSS)                                           $   (10,233)   $    123,372   $     314,026    $     456,393
                                                             ============   =============  ============     =============
NET INCOME ALLOCATION:
----------------------
    Allocable to preferred shareholders:
      Based on distributions paid.......................    $    54,964    $     46,731   $     214,218    $     173,017
      Based on redemptions of preferred stock...........          9,850           5,634          31,493            7,538
    Allocable to equity shareholders, Series A..........          5,354           5,356          21,424           21,443
    Allocable to common shareholders....................        (80,401)         65,651          46,891          254,395
                                                             ------------   -------------  ------------     -------------
                                                            $   (10,233)   $    123,372   $     314,026    $     456,393
                                                             ============   =============  ============     =============
PER COMMON SHARE:
    Net income (loss) per share - Basic.................    $     (0.48)    $      0.51   $        0.33    $        1.98
                                                             ============   =============  ============     =============
    Net income (loss) per share - Diluted...............    $     (0.48)    $      0.51   $        0.33    $        1.97
                                                             ============   =============  ============     =============
    Weighted average common shares - Basic..............        169,063         128,063         142,760          128,159
                                                             ============   =============  ============     =============
    Weighted average common shares - Diluted ...........        169,063         128,743         143,715          128,819
                                                             ============   =============  ============     =============

(a) Depreciation and amortization increased substantially, principally due to $125,318,000 and $175,944,000 in amortization of intangibles acquired in the merger with Shurgard for the three and twelve months ended December 31, 2006, respectively, as well as $49,277,000 and $61,703,000 in depreciation of the buildings acquired from Shurgard, respectively for the same periods. Amortization is expected to be approximately $85,800,000 in the first quarter of 2007, $69,200,000 in the second quarter of 2007 and approximately $88,300,000 during the remainder of 2007. Depreciation with respect to the buildings, which is computed on a straight-line basis over a 25 year estimated life, is expected to be approximately $35,700,000 per quarter beginning in the first quarter of 2007.

(b) In connection with the merger with Shurgard, we assumed various derivative instruments that Shurgard had entered into to hedge currency and interest rate risk with respect to its European debt and investments. Shurgard accounted for these instruments under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133") as highly effective hedges and, accordingly, the fluctuations in value of these instruments were not reflected in earnings. However, we have determined that these derivative instruments are not highly effective hedges under SFAS 133, because we expect that the extinguishment of the hedges and the repayment of the various related debt instruments will not occur at the same time. As a result, fluctuations in fair value of these various instruments are reflected in our net income.

(c) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units. In accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued. We ceased allocating income with respect to these interests following their redemption.

(d) In the quarter ended December 31, 2006, we decided that we would not reconstruct a facility that was significantly damaged by Hurricane
       Katrina. The facility, which is located in New Orleans, had not been operational since the hurricane. We determined that restoring this facility was economically impractical. As a result, in the quarter ended December 31, 2006, we recorded an impairment charge in the amount of $996,000, and reclassified all previous operations of this facility and the related impairment charge to discontinued operations. We recorded a gain during the year ended December 31, 2006, totaling $2,370,000, in connection with a facility located in Seattle, Washington that was condemned by a local governmental agency. For the year ended December 31, 2005, we recorded a gain totaling $5,180,000 in connection with a facility located in Portland, Oregon that was condemned by a local governmental agency. The operations of the Seattle facility are reflected in Discontinued Operations for both of the three months and year ended December 31, 2006 and 2005, and the operations of the Portland facility are reflected in Discontinued Operations for the three months and year ended December 31, 2005. Also, for the year ended December 31, 2005, non-real estate assets of containerized storage operations were sold, resulting in a gain on sale of approximately $1,143,000.


                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                         DECEMBER 31,         DECEMBER 31,
                                                                             2006                 2005
                                                                      ------------------   ------------------
                                                                          (Unaudited)
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)


ASSETS
Cash and cash equivalents ....................................         $      555,584          $   493,501
Operating real estate facilities:
   Land and building, at cost.................................             11,261,865            5,930,484
   Accumulated depreciation...................................             (1,754,362)          (1,500,128)
                                                                      ------------------   ------------------
                                                                            9,507,503            4,430,356
Construction in process.......................................                 90,038               54,472
                                                                      ------------------   ------------------
                                                                            9,597,541            4,484,828
Investment in real estate entities............................                301,905              328,555
Goodwill......................................................                174,634               78,204
Intangible assets.............................................                414,602               98,081
Other assets..................................................                154,207               69,317
                                                                      ------------------   ------------------
       Total assets...........................................         $   11,198,473          $ 5,552,486
                                                                      ==================   ==================


LIABILITIES AND SHAREHOLDERS' EQUITY

Borrowings on bank credit facilities..........................          $     345,000          $         -
Notes payable and debt due to joint venture partner...........              1,503,542              149,647
Preferred stock called for redemption.........................                302,150              172,500
Accrued and other liabilities.................................                333,706              159,360
                                                                      ------------------   ------------------
       Total liabilities......................................              2,484,398              481,507

Minority interest - preferred.................................                325,000              225,000
Minority interest - other.....................................                181,030               28,970

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized, 1,712,600 shares issued (in series) and
   outstanding (1,698,336 at December 31, 2005), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              2,855,000            2,498,400
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     169,144,467 shares issued and outstanding (128,089,563 at
     December 31, 2005).......................................                 16,915               12,809
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at
     December 31, 2006 and 2005 ..............................                      -                    -
   Paid-in capital............................................              5,661,507            2,430,671
   Cumulative net income......................................              3,503,292            3,189,266
   Cumulative distributions paid..............................             (3,847,998)          (3,314,137)
   Accumulated other comprehensive income.....................                 19,329                    -
                                                                      ------------------   ------------------
     Total shareholders' equity...............................              8,208,045            4,817,009
                                                                      ------------------   ------------------
       Total liabilities and shareholders' equity.............         $   11,198,473          $ 5,552,486
                                                                      ==================   ==================

Shurgard Domestic Same Store Selected  Operating Data
-----------------------------------------------------

In the merger with Shurgard, we acquired 390 wholly-owned and an interest in 97 facilities owned by affiliated joint ventures all located in the United States. We have applied our definition of what qualifies as a Same Store and, as a result, the number of properties included in the Shurgard Domestic Same Store portfolio has decreased from 462 facilities (as reported by Shurgard in the second quarter of 2006) to 366 facilities as is currently being reported. The operating data presented in the table below reflects the historical data through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 22, 2006 through December 31, 2006, the period operated under Public Storage. Accordingly, the data presented below does not reflect the actual results included in our operations for the three months and year ended December 31, 2006 and 2005 and does not purport to project results of operations for any future date or period.


SELECTED OPERATING DATA FOR THE 366 FACILITIES
----------------------------------------------
OPERATED BY SHURGARD ON A STABILIZED BASIS SINCE
------------------------------------------------
JANUARY 1, 2004 ("SHURGARD DOMESTIC SAME STORE
----------------------------------------------
FACILITIES"): (A)                                          Three Months Ended December 31,               Year Ended December 31,
-------------                                            ---------------------------------------  ----------------------------------
                                                                                    Percentage                            Percentage
                                                           2006          2005         Change         2006        2005       Change
                                                         ----------  -----------   -------------  ----------  ---------- -----------
                                                                  (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................    $   66,149    $   64,482         2.6%      $  264,335    $ 252,335        4.8%
    Late charges and administrative fees collected         2,191         2,239       (2.1)%           9,202        8,974        2.5%
                                                         ----------  -----------   -------------  ----------  ---------- -----------
    Total revenues (b)............................        68,340        66,721         2.4%         273,537      261,309        4.7%

Cost of operations (excluding depreciation):

    Property taxes ...............................         6,730         6,000        12.2%          26,519       24,001       10.5%
    Payroll expense...............................         8,126        11,482      (29.2)%          42,663       45,444      (6.1)%
    Advertising and promotion.....................         3,084         2,098        47.0%           7,939        7,414        7.1%
    Utilities.....................................         1,886         1,926       (2.1)%           7,719        7,112        8.5%
    Repairs and maintenance.......................         2,182         1,693        28.9%           6,700        6,414        4.5%
    Property insurance............................           712           341       108.8%           1,996        1,519       31.4%
    Other costs of management.....................         2,749         2,784       (1.3)%           9,714        9,789      (0.8)%
                                                         ----------  -----------   -------------  ----------  ---------- -----------

  Total cost of operations (b)....................        25,469        26,324       (3.2)%         103,250      101,693        1.5%
                                                         ----------  -----------   -------------  ----------  ---------- -----------

   Net operating income (excluding depreciation) (c)   $  42,871     $  40,397         6.1%       $ 170,287   $  159,616        6.7%
                                                         ==========  ===========   =============  ==========  ========== ===========

Gross margin (before depreciation)................         62.7%         60.5%         3.6%           62.3%        61.1%        2.0%
Weighted average for the period:
  Square foot occupancy (d).......................         85.3%         84.8%         0.6%           84.6%        85.2%      (0.7)%
  Realized annual rent per occupied square foot (e)    $    13.24    $   12.98         2.0%      $    13.34   $    12.64       5.5%
  REVPAF (f) (g)..................................     $    11.30    $   11.01         2.6%      $    11.28   $    10.77       4.7%

Weighted average at December 31:
  Square foot occupancy...........................                                                    85.5%        84.0%       1.8%
  In place annual rent per occupied square foot...                                                   $14.24       $13.18       8.0%
Total net rentable square feet (in thousands).....                                                   23,425       23,425          -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 22, 2006 through December 31, 2006 are included in our consolidated operating results.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, and retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

Shurgard European Same Store Selected Operating Data
-----------------------------------------------------

In the merger with Shurgard, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures. We have applied our definition of what qualifies as a Same Store. As a result, the number of properties included in the Shurgard European Same Store portfolio has decreased from 123 facilities (as reported by Shurgard in the second quarter of 2006) to 96 facilities as is currently being reported. The operating data presented in the table below reflect the historical data through August 22, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from August 22, 2006 through December 31, 2006, the period operated under Public Storage. Accordingly, the data presented below does not reflect the actual results included in our operations for the three months and year ended December 31, 2006 and 2005.


SELECTED  OPERATING  DATA  FOR  THE  96  FACILITIES
---------------------------------------------------
OPERATED BY SHURGARD  EUROPE ON A  STABILIZED  BASIS
----------------------------------------------------
SINCE   JANUARY   1,  2004   ("EUROPE   SAME  STORE
---------------------------------------------------
FACILITIES"): (A)                                           Three Months Ended December 31,              Year Ended December 31,
-----------------                                       ----------------------------------------   ---------------------------------
                                                                                    Percentage                            Percentage
                                                           2006          2005         Change         2006         2005      Change
                                                        ------------  -----------  -------------   ----------  --------- -----------
                                                            (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................    $   28,845    $   25,908          11.3%    $  106,581    $   94,455      12.8%
    Late charges and administrative fees collected           275           272           1.1%         1,033           881      17.3%
                                                        ------------  -----------  -------------   ----------  --------- -----------
    Total revenues (c)............................        29,120        26,180          11.2%       107,614        95,336      12.9%

Cost of operations (excluding depreciation):
    Property taxes ...............................         1,246         1,148           8.5%         4,912         4,571       7.5%
    Payroll expense...............................         5,246         5,474         (4.2)%        21,104        21,558     (2.1)%
    Advertising and promotion.....................           996         1,353        (26.4)%         5,353         7,016    (23.7)%
    Utilities.....................................           693           718         (3.5)%         2,959         2,769       6.9%
    Repairs and maintenance.......................           823           787           4.6%         3,303         3,246       1.8%
    Property insurance............................           404           371           8.9%         1,432         1,522     (5.9)%
    Leasehold expenses............................           643           605           6.3%         2,459         2,327       5.7%
    Other costs of management.....................         2,203         2,504        (12.0)%         8,852        10,414    (15.0)%
                                                        ------------  -----------  -------------   ----------  --------- -----------
  Total cost of operations (c)....................        12,254        12,960         (5.4)%        50,374        53,423     (5.7)%
                                                        ------------  -----------  -------------   ----------  --------- -----------

   Net operating income (excluding depreciation) (d)   $  16,866     $  13,220          27.6%    $   57,240    $   41,913      36.6%
                                                        ============  ===========  =============   ==========  ========= ===========

Gross margin (before depreciation)................         57.9%         50.5%          14.7%         53.2%         44.0%      20.9%
Weighted average for the period:
  Square foot occupancy (e).......................         89.1%         82.6%           7.9%         85.2%         78.5%       8.5%
  Realized annual rent per occupied square foot (f)    $   24.47    $    23.71           3.2%    $    23.64    $    22.74       4.0%
  REVPAF (g) (h)..................................     $   21.81    $    19.59          11.3%    $    20.14    $    17.85      12.8%

Weighted average at December 31:
  Square foot occupancy...........................                                                    89.1%         82.2%       8.4%
  In place annual rent per occupied square foot (i)                                              $    22.61    $    21.72       4.1%
Total net rentable square feet (in thousands).....                                                    5,291         5,291         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period August 22, 2006 through December 31, 2006 are included in our consolidated operating results.

(b) Amounts for all periods have been translated from local currencies to U.S. dollars at a constant exchange rate of 1.26 US Dollars to Euros.

(c) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, and retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales, and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(d) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(e) Square foot occupancies represent weighted average occupancy levels over the entire period.

(f) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(g) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(h) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(i) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts, and excludes late charges and administrative fees.

                             SELECTED FINANCIAL DATA
                    COMPUTATION OF FUNDS FROM OPERATIONS (A)
                                   (Unaudited)
                                                                         Three Months Ended                   Year Ended
                                                                            December 31,                     December 31,
                                                                     ------------------------------  ------------------------------
                                                                        2006            2005           2006             2005
                                                                     -------------  ---------------  ------------  -----------------
                                                                            (Amounts in thousands, except per share data)
COMPUTATION OF FUNDS FROM OPERATIONS (FFO) ALLOCABLE TO COMMON
--------------------------------------------------------------
STOCK
-----
Net income (loss)................................................   $   (10,233)  $     123,372     $   314,026    $    456,393
    Add back - depreciation and amortization.....................       225,901          52,220         437,984         196,232
    Add back - depreciation and amortization included in
        Discontinued Operations..................................            61              41             234             253
    Eliminate - depreciation with respect to non-real estate
    assets.......................................................           (67)            (56)           (225)         (1,789)
    Eliminate - gain on sale of real estate assets...............          (955)         (3,188)         (2,177)         (3,099)
    Eliminate - gain on sale of real estate assets included in
        discontinued operations..................................             -               -          (2,370)         (5,180)
    Eliminate - our pro rata share of PSB's gain on sale of real
        estate...................................................             -            (694)         (1,047)         (7,858)
    Depreciation from unconsolidated real estate investments.....        10,139           9,160          38,890           35,425
    Add back - minority interest share of income.................         7,406           6,296          31,883           32,651
                                                                     -------------  ---------------  ------------  -----------------
Consolidated FFO.................................................       232,252         187,151         817,198          703,028
Allocable to preferred minority interest:
    Based upon ongoing distributions (b).........................        (5,403)         (3,591)        (19,055)         (16,147)
    EITF Topic D-42 allocation (b)...............................             -               -               -             (874)
Allocable to minority interest - other partnership interests.....        (5,010)         (2,711)        (17,312)         (18,782)
                                                                     -------------  ---------------  ------------  -----------------
Remaining FFO allocable to our shareholders......................       221,839         180,849         780,831          667,225
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions and EITF Topic D-42
    allocation...................................................       (64,814)        (52,365)       (245,711)        (180,555)
    Equity Stock, Series A distributions.........................        (5,354)         (5,356)        (21,424)         (21,443)
                                                                     -------------  ---------------  ------------  -----------------

Remaining FFO allocable to Common Stock (a)......................   $   151,671     $   123,128     $   513,696      $   465,227
                                                                     =============  ===============  =============  ================
WEIGHTED AVERAGE SHARES:
-----------------------
    Regular common shares........................................       169,063         128,063         142,760          128,159

    Weighted average stock options and restricted stock units
    outstanding using treasury method ...........................           959             680             955              660
                                                                     -------------  ---------------  ------------  -----------------
Weighted average common shares for purposes of computing
fully-diluted FFO per common share...............................       170,022         128,743         143,715          128,819
                                                                     =============  ===============  =============  ================
FFO per common share (a) (c).....................................   $      0.89     $      0.96     $      3.57     $       3.61
                                                                     =============  ===============  =============  ================


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) On March 17, 2005, we redeemed all outstanding 9.5% Series N ($40,000,000) preferred units, and on March 29, 2005 we redeemed all outstanding 9.125% Series O ($45,000,000) preferred units and, in accordance with the SEC's clarification of EITF Topic D-42, we allocated $874,000 to minority interests, representing costs incurred when these units were originally issued.

(c) FFO per common share was positively impacted by a gain on sale of non-real estate assets previously used by our discontinued containerized storage business totaling approximately $1,143,000 or $0.01 per common share for the year ended December 31, 2005.

                              Public Storage, Inc.
                             Selected Financial Data
               Computation of Funds Available for Distribution (b)
                                   (Unaudited)

                                                                 Three Months Ended             Year Ended
                                                                    December 31,               December 31,
                                                            ---------------------------- --------------------------
                                                                 2006          2005         2006          2005
                                                            -------------- ------------- ------------ -------------
                                                                             (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................     $  151,671   $  123,128    $  513,696   $  465,227
Add: Stock-based compensation expense....................          1,442        1,179         6,310        4,758
Impact of application of EITF Topic D-42.................          9,850        5,634        31,493        8,412
EITF Topic D-42  charges  included  in equity in earnings
    of real estate entities..............................            760           -         2,089          131
Less: Capital expenditures to maintain facilities (b)....        (23,845)     (12,604)      (66,392)     (25,890)
                                                            -------------- ------------- ------------ -------------
Funds available for distribution ("FAD") (c) (d).........     $  139,878   $  117,337    $  487,196   $  452,638
                                                            ============== ============= ============ =============
Distribution to common shareholders (d) .................     $   84,938   $   64,378    $  298,219   $  244,200
                                                            ============== ============= ============ =============
Distribution payout ratio (c) (d)........................          60.7%        54.9%         61.2%        54.0%
                                                            ============== ============= ============ =============

(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Capital expenditures exclude $11,115,000 and $12,934,000 for the three months and year ended December 31, 2006, respectively, of costs incurred to re-brand the Shurgard facilities to the "Public Storage" name, which principally consists of permanent signage.

(c) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, and 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(d) The distribution payout ratio has increased in the three months and year ended December 31, 2006 as compared to the same periods in 2005, due primarily to (i) increases of $11,241,000 and $40,502,000, respectively, in capital expenditures for the three months and year ended December 31, 2006 as compared to the same periods in 2005, (ii) a total of $24 million and $44 million in Shurgard integration expenses incurred in the three months and year ended December 31, 2006, respectively and (iii) distributions to common shareholders for full year of 2006 includes the impact of our payment of a full quarter's common distribution on September 30, 2006, on the approximately 38.9 million shares issued to former Shurgard shareholders while we recorded only a partial period's operations for the Shurgard assets from August 22, 2006 through September 30, 2006.

                              Public Storage, Inc.
                             Selected Financial Data
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended              Year Ended
                                                              December 31,                December 31,
                                                        ------------------------- -----------------------------
                                                           2006          2005          2006          2005
                                                        ------------ ------------ ------------- ---------------
                                                                       (Amounts in thousands)

Revenues for the 1,266 Same Store facilities.........   $   215,330  $   208,272   $   859,776   $   818,378

Revenues for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................         7,001        6,465        27,842        24,803
       2004..........................................         2,024        1,577         7,431         5,336
       2005..........................................           862          260         2,599           464
       2006..........................................           625            -         1,056             -
       Combination facilities........................         5,525        4,545        20,814        16,939
    Acquisition facilities (year acquired):
       2004..........................................         8,511        8,030        33,810        30,406
       2005..........................................         6,596        4,660        24,949         9,285
       2006..........................................         2,239            -         6,246             -
    Shurgard facilities - United States (b)..........        89,190            -       128,131             -
    Shurgard facilities - Europe (b).................        42,367            -        59,715             -
    Newly consolidated facilities....................         3,736            -        14,610             -
    Expansion facilities.............................        13,523       11,732        52,970        45,759
                                                        ------------ ------------ ------------- ---------------
Consolidated self-storage revenues (c)................  $   397,529  $   245,541   $ 1,239,949   $   951,370
                                                        ============ ============ ============= ===============

Cost of operations for the 1,266 Same Store facilities  $    68,730  $    65,873   $   284,624   $   271,330

Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2002 and 2003.................................         1,663        1,985         8,219         8,347
       2004..........................................           507          365         2,277         2,068
       2005..........................................           533          264         1,734           568
       2006..........................................           501            -           959             -
        Combination facilities.......................         1,941        1,318         7,498         6,325
    Acquisition facilities (year acquired):
       2004..........................................         3,199        3,270        12,530        12,632
       2005..........................................         2,425        2,002         9,703         4,148
       2006..........................................           971            -         2,974             -
    Shurgard facilities - United States (b)..........        34,960            -        47,362             -
    Shurgard facilities - Europe (b).................        21,912            -        30,436             -
    Newly consolidated facilities....................           871            -         3,515             -
    Expansion facilities.............................         4,698        3,340        17,365        15,171
                                                        ------------ ------------ ------------- ---------------
Consolidated self-storage cost of operations (c)......  $   142,911  $    78,417   $   429,196   $   320,589
                                                        ============ ============ ============= ===============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2004 through December 31, 2006, or because we acquired these facilities from third parties after December 31, 2003.

(b) Represents the operations of the facilities acquired in the merger with Shurgard for the period from August 22, 2006 through December 31, 2006 with respect to each period presented.

(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.